Exhibit 99.1

LIBERTY GLOBAL COMPLETES ACQUISITION OF SUNRISE COMMUNICATIONS GROUP

Liberty Owns 98% of Sunrise Shares After Settlement of Tender Offer
Squeeze-Out Procedure will be Initiated and Sunrise Shares will be Delisted

Denver, Colorado - November 11, 2020

Liberty Global (Nasdaq: LBTYA, LBTYB and LBTYK) has successfully completed the acquisition of Sunrise Communications AG (SIX Swiss Exchange: SRCG).

Following receipt of the regulatory approvals and fulfilment of further purchase conditions, the completion of the transaction has taken place today with the settlement of the all cash public tender offer of UPC Schweiz GmbH (a subsidiary of Liberty Global) to acquire all publicly held shares of Sunrise Communications Group AG (“Sunrise”).

Liberty Global (through UPC Schweiz GmbH) now holds more than 98% of the share capital of Sunrise and will initiate a squeeze-out according to the Swiss Financial Market Infrastructure Act. Liberty Global plans to have the Sunrise shares delisted from the SIX Swiss Exchange upon completion of the squeeze-out. Sunrise is therefore expected to become a wholly-owned subsidiary within the Liberty Global group.

While both Sunrise and UPC Schweiz GmbH will both be subsidiaries of Liberty Global, they will continue to operate independently until the integration of the two companies is completed in early 2021.

Mike Fries, CEO, Liberty Global, comments, “Today marks another important step in our strategy of creating leading national fixed-mobile champions across Europe. By bringing together UPC’s leading gigabit broadband network and the most advanced 5G network of Sunrise, the combined company will provide seamless connectivity for millions of Swiss consumers and thousands of Swiss businesses.”
ABOUT LIBERTY GLOBAL

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is one of the world’s leading converged video, broadband and communications companies, with operations in 6 European countries under the consumer brands Virgin Media, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the digital revolution.

Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 11 million customers subscribing to 25 million TV, broadband internet and telephony services. We also serve 6 million mobile subscribers and offer WiFi service through millions of access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, LionsGate, the Formula E racing series and several regional sports networks.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:                 Corporate Communications:
Max Adkins +44 20 8483 6336            Molly Bruce +1 303 220 4202
John Rea +1 303 220 4238            Matt Beake +44 20 8483 6428
Stefan Halters +44 20 8483 6211

IMPORTANT ADDITIONAL INFORMATION

This release is for informational purposes only and does not constitute, or form part of, any offer or invitation to sell or issue, or any solicitation of any offer, to purchase or subscribe for any registered shares in Sunrise or Sunrise's ADSs, nor shall it form the basis of, or be relied on in connection with, any contract therefor. Shareholders of Sunrise are urged to read the documents relating to the tender offer described herein (the Offer), which are available at www.nationalconnectivitychallenger.ch. The Offer has closed, but Liberty Global reserves the right to purchase additional Sunrise shares prior to the squeeze-out in accordance with all applicable laws.

U.S. shareholders of Sunrise may also call +1 303 220 6600 (US) or email ir@LibertyGlobal.com to request a copy of the Offer documents, which will be provided free of charge upon request. Sunrise is incorporated in Switzerland and listed on the SIX Swiss Exchange, and any offer for its securities will be subject to Swiss disclosure and procedural requirements, which differ from those that are applicable to offers conducted solely in the United States. The transactions described above were structured to comply with securities laws and regulations applicable to transactions of this type. The communication is not being made by, and has not been approved by, an “authorised person” for the purposes of Section 21 of the U.K. Financial Services and Markets Act 2000.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “target,” and similar expressions and variations or negatives of these words. These forward-looking statements may include, among other things, statements relating to the outlook in Switzerland of Sunrise and Liberty Global; operational expectations, including with respect to the development, launch and benefits of innovative and advanced products and services, including gigabit speeds, new technology and next generation platform rollouts or launches; future growth prospects and opportunities, results of operations, uses of cash, tax rates, and other measures that may impact the financial performance of the companies; anticipated benefits and synergies and estimated costs of the transaction; the expected timing of completion of the transaction; and other information and statements that are not historical facts. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of the control of the parties, such as: (i) Sunrise, Liberty Global, and our respective operating companies’ ability to meet challenges from competition and to achieve forecasted financial and operating targets; (ii) the effects of changes in laws or regulations; (iii) general economic, legislative, political and regulatory factors, and the impact of weather conditions, natural disasters, or any epidemic, pandemic or disease outbreak (including COVID-19); (iv) Liberty Global and our affiliates’ ability to successfully integrate Sunrise and realize anticipated efficiencies and synergies from the transaction; (v) the outcome of any potential litigation that may be instituted with respect to the transaction; (vi) the potential impact of unforeseen liabilities, future capital expenditures, revenues, expenses, economic performance, indebtedness, financial condition on the future prospects and business of Sunrise and

Liberty Global’s Swiss business after the consummation of the transaction; and (vii) management’s response to any of the aforementioned factors. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, please see Liberty Global’s filings with the U.S. Securities and Exchange Commission, including Liberty Global’s most recently filed Form 10-Q. These forward-looking statements speak only as of the date of this release. Sunrise and Liberty Global expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.